EXHIBIT 99

News Release

    For Information Contact:
Marshall H. Bridges, Treasurer and Vice President (563) 272-4844

HNI CORPORATION ANNOUNCES RESULTS FOR SECOND QUARTER FISCAL 2008

MUSCATINE, Iowa (July 16, 2008) – HNI Corporation (NYSE: HNI) today announced second quarter sales of $613.1 million and net income of $13.5 million for the quarter ending June 28, 2008.  Net income per diluted share for the quarter was $0.30.  When excluding restructuring charges and transition costs, non-GAAP net income per diluted share was $0.36.

Second Quarter Summary Comments
"We managed well during the quarter, confronting the challenging economic conditions and adapting our businesses to them.  Demand continued to be weak in our hearth business and in the supplies-driven channel of our office furniture business.  The lower demand levels along with dramatically higher freight costs pressured our profitability.  We responded to these pressures with broad-based cost management and, as a result, were able to exceed our expectations for the quarter.

"Simultaneous to our cost management efforts, we continued to increase our investment in new products and selling initiatives.  We are improving our competitive position and laying the foundation for long-term value creation," said Stan Askren, HNI Corporation Chairman, President and Chief Executive Officer.

Second Quarter
Dollars in Millions	Three Months Ended		Percent
Except per share data	6/28/2008	6/30/2007	Change

Net Sales	$613.1	$618.2	-0.8%
Gross Margin	$209.4	$215.6	-2.9%
Gross Margin %	34.2%	34.9%
SG&A	$184.7	$170.3	8.5%
SG&A %	30.1%	27.5%
Operating Income	$24.7	$45.4	-45.4%
Operating Income %	4.0%	7.3%
Income from Continuing Operations	$13.5	$26.4	-49.0%

Earnings per share from Continuing Operations – Diluted	$0.30	$0.56	-46.4%

•	Consolidated net sales for the second quarter decreased 0.8 percent to $613.1 million. Acquisitions contributed $36.5 million or 5.9 percentage points of sales.
•
Gross margins were 0.7 percentage points lower than prior year primarily due to decreased volume, increased material costs and accelerated depreciation and transition costs related to the shutdown of office furniture facilities partially offset by increased price realization.

•
Total selling and administrative expenses, including restructuring charges, as a percent of sales, increased due to costs associated with new acquisitions, higher non-volume related freight costs, increased investments in selling initiatives and product development, and increased restructuring costs associated with plant consolidation.  These were partially offset by lower volume-related and incentive-based compensation costs and cost containment initiatives.

•
The Corporation incurred $3.6 million of restructuring charges and transition costs during the second quarter in connection with a facility shutdown, a facility ramp-up, closure of two distribution centers and start up of a new distribution center.  These included $0.1 million of accelerated depreciation and $1.5 million of other transition costs recorded in cost of sales, and $2.0 million of costs recorded as restructuring costs.

•
The effective tax rate for the second quarter 2008 was 34.5 percent compared to 35.3 percent in second quarter 2007 primarily due to a reduction in state taxes.  The Corporation anticipates its annualized tax rate for 2008 to be approximately 35.7 percent.

•	Net income per share was favorably impacted $0.01 per share as a result of the Corporation’s share repurchase program.
Second Quarter – Non-GAAP Financial Measures (Reconciled with Most Comparable GAAP Financial Measure)
Dollars in millions except per share data	Three Months Ended 6/28/2008			Three Months Ended 6/30/2007
	Gross Profit	Operating Income	EPS	Gross Profit	Operating Income	EPS
As Reported (GAAP)	$209.4	$24.7	$0.30	$215.6	$45.4	$0.57
% of Net Sales	34.2%	4.0%		34.9%	7.3%

Restructuring and impairment	$0.1	$2.1	$0.03	$-	$0.7	$0.01
Transition costs	$1.5	$1.5	$0.02	$-	$-

Results excluding restructuring and transition costs	$211.0	$28.3	$0.36	$215.6	$46.1	$0.58
% of Net Sales	34.4%	4.6%		34.9%	7.5%

Year-to-Date Results – Continuing Operations
Consolidated net sales for the first six months of 2008 decreased $50.9 million, or 4.1 percent, to $1.18 billion compared to $1.23 billion in 2007.  Acquisitions added $56.7 million or 4.6 percentage points of sales.  Gross margins decreased to 33.4 percent compared to 34.4 percent last year.  Income from continuing operations was $17.4 million compared to $47.0 million in 2007, a decrease of 62.9 percent.  Earnings per share from continuing operations decreased 60.6 percent to $0.39 per diluted share compared to $0.99 per diluted share last year.  Earnings per share was positively impacted $0.02 as a result of the Corporation's share repurchase program.

Cash flow from operations for the first six months was $60.2 million compared to $95.7 million last year.  The decrease was due to lower earnings and an increase in working capital requirements in the current year.  Capital expenditures increased to $35.9 million in 2008 from $29.1 million in 2007 primarily due to new product introductions and the previously mentioned facility consolidation.  The Corporation completed the acquisition of HBF, an office furniture provider, for a total purchase price of $75.3 million.  The Corporation repurchased 1,004,700 shares of its common stock at a cost of approximately $28.6 million during the first six months of 2008, compared to $85.0 million in the same period last year.  Approximately $163.6 million remains under the current repurchase authorization.

Discontinued Operations
The Corporation completed the sale of a small, non-core component of the office furniture segment during the second quarter of 2007.  Revenues and expenses associated with the business operations are presented as discontinued operations for all periods presented in the financial statements.

Office Furniture
	Three Months Ended		Percent
Dollars in Millions	6/28/2008	6/30/2007	Change

Sales	$514.5	$503.6	2.2%
Operating Profit	$30.1	$44.6	-32.4%
Operating Profit %	5.9%	8.9%

Office Furniture Non-GAAP Financial Measures (Reconciled with Most Comparable GAAP Financial Measures)
Dollars in millions	Three Months Ended		Percent
	6/28/2008	6/30/2007	Change
Operating profit, as Reported (GAAP)	$30.1	$44.6	-32.4%
% of Net Sales	5.9%	8.9%

Restructuring and impairment	$2.1	$0.7
Transition costs	$1.5	$-

Operating profit, excluding restructuring and transition costs	$33.7	$45.3	-25.6%
% of Net Sales	6.6%	9.0%

•
Second quarter net sales for the office furniture segment increased $10.9 million to $514.5 million due to acquisitions contributing $21.5 million or 4.3 percentage points of sales.  Organic sales decreased due to lower sales in the supplies-driven channel.

•
Operating profit for the quarter decreased $14.5 million as a result of lower organic volume, increased freight costs, restructuring and transition costs related to a plant shutdown, a facility ramp-up, closure of two distribution centers and start-up of a new distribution center, and increased investments in selling initiatives and product development.

Hearth Products
	Three Months Ended		Percent
Dollars in Millions	6/28/2008	6/30/2007	Change

Sales	$98.6	$114.6	-13.9%
Operating Profit	$1.6	$9.7	-83.7%
Operating Profit %	1.6%	8.5%

•
Second quarter net sales for the hearth products segment decreased $16.0 million.  Acquisitions completed during 2007 contributed approximately $15.0 million or 13.1 percentage points.  Excluding acquisitions, sales declined 27.0 percent driven by the continuing severe decline in new construction channel revenue.

•	Operating profit for the quarter decreased $8.1 million due to the lower volume and a larger mix of lower margin remodel/retrofit business.

Outlook
"We expect another challenging period in the third quarter.  Inflationary cost pressures, primarily from steel and freight costs, will negatively impact profitability.  In response, we are implementing price increases, eliminating waste and attacking structural cost.  We will begin to see the benefit of these actions in the third and fourth quarter and anticipate they will fully offset the current inflationary pressures by the beginning of next year.

"Demand will remain mixed.  We expect further declines in the new construction channel of our hearth business due to the continuing drop off in new home construction, but growth in the sales of our alternative fuels appliances, driven by high energy costs, will partially offset this.  We also expect office furniture sales to show some growth due to relative strength in our contract-oriented businesses and HBF acquisition.

"Consistent with our actions in the second quarter, we will continue to tightly manage our costs and maintain our increased investment in new products and selling initiatives.  We remain excited about our strong business platforms and our position once the business cycle turns," said Mr. Askren.

The Corporation remains focused on creating long-term shareholder value by growing its business through investment in building brands, product solutions and selling models, enhancing its strong member-owner culture, and remaining focused on its long-standing rapid continuous improvement programs to build best total cost and a lean enterprise.

Conference Call
HNI Corporation will host a conference call on Thursday, July 17, 2008 at 10:00 a.m. (Central) to discuss second quarter 2008 results.  To participate, call the conference call line at
1-800-230-1766.  A replay of the conference call will be available until Thursday, July 24, 2008, 11:59 p.m. (Central).  To access this replay, dial 1-800-475-6701 – Access Code:
930492.  A link to the simultaneous web cast can be found on the Corporation’s web site at www.hnicorp.com.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures.  A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the company.  Pursuant to the requirements of Regulation G, the Corporation has provided a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within this earnings release are:  gross profit, operating income, operating profit and net income per diluted share (i.e., EPS), excluding restructuring and transition costs.  These measures are presented because management uses this information to monitor and evaluate financial results and trends.  Therefore, management believes this information is also useful for investors.

HNI Corporation is a NYSE traded company providing products and solutions for the home and workplace environments.  HNI Corporation is the second largest office furniture manufacturer in the world and is also the nation’s leading manufacturer and marketer of gas- and wood-burning fireplaces.  The Corporation's strong brands, including HON®, Allsteel®, Gunlocke®, Paoli®, Maxon®, Lamex®, HBF® , Heatilator®, Heat & GloTM, Quadra-Fire®, and Harman StoveTM have leading positions in their markets.  HNI Corporation is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness.  HNI Corporation's common stock is traded on the New York Stock Exchange under the symbol HNI.  More information can be found on the Corporation's website at www.hnicorp.com.

Statements in this release that are not strictly historical, including statements as to plans, outlook, objectives, and future financial performance, are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of

1934, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as "anticipate," "believe," "could," "confident," "estimate," "expect," "forecast," "hope," "intend," "likely," "may," "plan," "possible," "potential," "predict," "project," "should," "will," and variations of such words and similar expressions identify forward-looking statements.  Forward-looking statements involve known and unknown risks, which may cause the Corporation's actual results in the future to differ materially from expected results.  These risks include, without limitation:  the Corporation's ability to realize financial benefits from its (a) price increases, (b) cost containment and business simplification initiatives for the entire Corporation, (c) investments in strategic acquisitions, new products and brand building, (d) investments in distribution and rapid continuous improvement, (e) repurchases of common stock, (f) ability to maintain its effective tax rate, and (g) consolidation and logistical realignment initiatives; uncertainty related to the availability of cash to fund future growth; lower than expected demand for the Corporation's products due to uncertain political and economic conditions, including, with respect to the Corporation’s hearth products, the protracted decline in the housing market; lower industry growth than expected; major disruptions at our key facilities or in the supply of any key raw materials, components or finished goods; uncertainty related to disruptions of business by terrorism, military action, acts of God or other Force Majeure events; competitive pricing pressure from foreign and domestic competitors; higher than expected costs and lower than expected supplies of materials (including steel and petroleum based materials); higher than expected costs for energy and fuel; changes in the mix of products sold and of customers purchasing; restrictions imposed by the terms of the Corporation's revolving credit facility, term loan credit agreement and note purchase agreement; currency fluctuations and other factors described in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.  The Corporation undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

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HNI CORPORATION

Unaudited Condensed Consolidated Statement of Operations

	Three Months Ended		Six Months Ended
(Dollars in thousands, except per share data)	Jun. 28, 2008	Jun. 30, 2007	Jun. 28, 2008	Jun. 30, 2007
Net sales	$613,114	$618,160	$1,176,497	$1,227,360
Cost of products sold	403,671	402,523	783,016	805,023
Gross profit	209,443	215,637	393,481	422,337
Selling and administrative expenses	182,673	169,559	355,228	340,373
Restructuring and impairment charges	2,029	728	2,847	592
Operating income	24,741	45,350	35,406	81,372
Interest income	175	196	638	448
Interest expense	4,359	4,774	8,236	9,062
Earnings from continued operations before income taxes and minority interest	20,557	40,772	27,808	72,758
Income taxes	7,095	14,404	10,275	25,767
Earnings from continuing operations before minority interest	13,462	26,368	17,533	46,991
Minority interest in earnings of subsidiary	(7)	(25)	87	(53)
Income from continuing operations	13,469	26,393	17,446	47,044
Discontinued operations, less applicable income taxes	-	484	-	514
Net income	$13,469	$26,877	$17,446	$47,558
Net income from continuing operations – basic	$0.30	$0.56	$0.39	$0.99
Net income from discontinued operations – basic	-	$0.01	-	$0.01
Net income per common share – basic	$0.30	$0.57	$0.39	$1.00
Average number of common shares outstanding – basic	44,233,402	46,936,567	44,385,400	47,466,147
Net income from continuing operations – diluted	$0.30	$0.56	$0.39	$0.99
Net income from discontinued operations – diluted	-	$0.01	-	$0.01
Net income per common share – diluted	$0.30	$0.57	$0.39	$1.00
Average number of common shares outstanding - diluted	44,370,451	47,199,397	44,541,467	47,733,977

Unaudited Condensed Consolidated Balance Sheet

Assets			Liabilities and Shareholders’ Equity
	As of			As of
	Jun. 28,	Dec. 29,		Jun. 28,	Dec. 29,
(Dollars in thousands)	2008	2007		2008	2007
Cash and cash equivalents	$23,028	$33,881	Accounts payable and
Short-term investments	9,650	9,900	accrued expenses	$339,396	$367,320
Receivables	277,553	288,777	Note payable and current
Inventories	103,868	108,541	maturities of long-term debt	37,605	14,715
Deferred income taxes	17,704	17,828	Current maturities of other
Prepaid expenses and			long-term obligations	302	2,426
other current assets	29,793	30,145
Current assets	461,596	489,072	Current liabilities	377,303	384,461

			Long-term debt	342,300	280,315
			Capital lease obligations	601	776
Property and equipment - net	312,326	305,431	Other long-term liabilities	55,709	55,843
Goodwill	279,178	256,834	Deferred income taxes	26,822	26,672
Other assets	190,743	155,639
			Minority interest in subsidiary	135	1
			Shareholders’ equity	440,973	458,908
			Total liabilities and
Total assets	$1,243,843	$1,206,976	shareholders’ equity	$1,243,843	$1,206,976

 Unaudited Condensed Consolidated Statement of Cash Flows

	Six Months Ended
(Dollars in thousands)	Jun. 28, 2008	Jun. 30, 2007
Net cash flows from (to) operating activities	$60,195	$95,671
Net cash flows from (to) investing activities:
Capital expenditures	(35,939)	(29,148)
Acquisition spending	(75,330)	(1,509)
Other	2,898	(1,615)
Net cash flows from (to) financing activities	37,323	(67,487)
Net increase (decrease) in cash and cash equivalents	(10,853)	(4,088)
Cash and cash equivalents at beginning of period	33,881	28,077
Cash and cash equivalents at end of period	$23,028	$23,989

Unaudited Business Segment Data

	Three Months Ended		Six Months Ended
(Dollars in thousands)	Jun. 28, 2008	Jun. 30, 2007	Jun. 28, 2008	Jun. 30, 2007
Net sales:
Office furniture	$514,521	$503,587	$980,546	$1,001,438
Hearth products	98,593	114,573	195,951	225,922
	$613,114	$618,160	$1,176,497	$1,227,360

Operating profit:
Office furniture (1)
Operations before restructuring charges	$32,194	$45,317	$51,744	$84,243
Restructuring and impairment charges	(2,072)	(728)	(2,871)	(592)
Office furniture - net	30,122	44,589	48,873	83,651
Hearth products
Operations before restructuring charges	1,542	9,723	(1,305)	17,444
Restructuring and impairment charges	43	-	24	-
Hearth products - net	1,585	9,723	(1,281)	17,444
Total operating profit	31,707	54,312	47,592	101,095
Unallocated corporate expense	(11,140)	(13,502)	(19,918)	(28,255)
Income before income taxes	$20,567	$40,810	$27,674	$72,840

Depreciation and amortization expense:
Office furniture	$12,571	$11,923	$24,647	$24,277
Hearth products	3,848	3,529	7,694	7,217
General corporate	1,125	1,096	2,224	2,236
	$17,544	$16,548	$34,565	$33,730

Capital expenditures – net:
Office furniture	$15,936	$11,268	$29,848	$22,093
Hearth products	2,343	4,172	5,187	6,379
General corporate	36	383	904	676
	$18,315	$15,823	$35,939	$29,148

			As of	As of
			Jun. 28, 2008	Jun. 30, 2007
Identifiable assets:
Office furniture			$801,532	$734,835
Hearth products			333,406	361,431
General corporate			108,905	106,357
			$1,243,843	$1,202,623
(1) Includes minority interest

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